Exhibit 5

General Electric Company
3135 Easton Turnpike, Fairfield, CT 06828

August 6, 2003

General Electric Company
3135 Easton Turnpike
Fairfield, CT 06828

Re: Opinion of Counsel

This opinion is furnished in connection with the registration by General Electric Company (the "Company") pursuant to a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), of an aggregate of 57,220,662 shares of Common Stock, $0.06 par value (the "Shares"), which are to be offered and sold by the Company from time to time on the completion of acquisitions of assets, businesses or securities, whether by purchase, merger, or any other form of business combination.

As Corporate Counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares, when issued and sold as described above, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement with respect to the Shares under the 1933 Act.

Very truly yours,

/s/ Robert E. Healing

Robert E. Healing